Exhibit 99.1

ARADIGM-IR Moderator: Dr. Bryan Lawlis 10-21-04/3:30 PM CT Confirmation # 1432262 Page 1

ARADIGM-IR

Moderator: Dr. Bryan Lawlis
October 21, 2004
3:30 pm CT

(Judy):	Good afternoon. My name is (Judy) and I will be your conference facilitator today. At this time I would like to welcome everyone to the Aradigm Third Quarter 2004 Financial Conference call and review of AERx iDMS extended licensing agreement.

All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer period. In consideration of all participants, you will be allowed to ask one question. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question press star then the number two.

At this time I would like to introduce Dr. Bryan Lawlis, President and Chief Executive Officer of Aradigm Corporation.

Dr. Lawlis, you may begin your conference.

ARADIGM-IR Moderator: Dr. Bryan Lawlis 10-21-04/3:30 PM CT Confirmation # 1432262 Page 2

Bryan Lawlis:	Thank you. Good afternoon and thank you for joining us. I am Dr. Bryan Lawlis, President and CEO, and with me on this call is Tom Chesterman, Aradigm’s Chief Financial Officer.

Today, we announced our financial results for the third quarter of 2004. If you haven’t already received a copy of the press release, you may obtain one from our website, www.aradigm.com. An audio playback of this call in question and answer session will be available under the investor relations section of our company website.

Before we read our prepared statements, I’d like to remind you that certain information contained in this conference call will constitute forward looking statements. As all of our programs are still in the development stage, Aradigm’s actual results may differ materially from those suggested here today.

Additional information concerning factors that would cause such a difference are contained in the company’s annual report both Form 10K and it’s quarterly reports on Form 10Q.

Today’s call will begin with Tom reviewing the financial results for the quarter and providing guidance for the fourth quarter of 2004 and for 2005. I will then review a couple of key milestones for the company and then open up the call for questions.

With that, I will turn the call over to Tom.

Thomas Chesterman:	Thanks, Bryan. As the press release contains details financial results for the third quarter, the following are a summary and my comments.

ARADIGM-IR Moderator: Dr. Bryan Lawlis 10-21-04/3:30 PM CT Confirmation # 1432262 Page 3

For the third quarter 2004, contract revenues, which are entirely from partner funded programs, decreased 35% to $6.4 million when compared to the $9.8 million from the same period in 2003.

For the nine month as of September 30, 2004, contract revenues decreased by 25% to $20.1 million from $26.9 million. The decrease during the quarter in the nine month is primarily due to recognizing reimbursed revenues associated with partner funded activities. Particularly with the AERx Insulin program, as the development program progresses our partner bears more of the clinical and development expenses directly.

For the fourth quarter 2004, we expect total revenues to increase slightly over the third quarter.

For the third quarter, the company’s research and development expenses decreased 5% over the same prior year period. And for the nine month decreased 11% due to a reduction in head count.

During the fourth quarter of 2004, we anticipate R & D to remain approximately the same.

For the third quarter 2004, general and administrative expenses increased 32% over the same prior year period. This increase is tied to expenses incurred as a result of the restructuring agreement with Novo Nordisk. Some see transaction expenses will continue in the fourth quarter though they will be somewhat offset by other transaction effects.

Aradigm ended the third quarter with approximately $13.1 million in cash, cash equivalent and investments.

ARADIGM-IR Moderator: Dr. Bryan Lawlis 10-21-04/3:30 PM CT Confirmation # 1432262 Page 4

Capital expenditures for the third quarter were approximately $423,000, and for the fourth quarter we expect capital expenditures to remain flat.

This quarter, our average firm rate was $2.5 million per month. This increase over trend is largely associated with the announced transaction with Novo Nordisk. We expect the effects of these expenses will be reversed as we fully reflect all aspects of the transaction. And we will continue to meet our previously communicated goal of $2 million per month for the year as a whole adjusted for the transaction.

With the cash on hand and the proceeds from the transaction with Novo Nordisk that we’ve described to you in previous communications, and given our current firm rate, Aradigm will have approximately thirty months of cash available to fund working capital.

As we’ve alluded to previously, the transaction with Novo Nordisk will remove significant capital obligations that Aradigm previously faced, as well as reducing some of our extensive burden.

The direct result, of course, is that our burn rate would go down. However, it is our intent to increase our investment in other programs and accelerate our progress to market. That said, as we increase our development activities, we are committed to maintaining or improving on our 2004 trend of $2 million per month for the year 2005 as a whole.

At this point, I’d like to turn the call back over to Dr. Bryan Lawlis, our President and CEO, who’ll talk about our accomplishments this quarter, our plans for next year, and will discuss some milestone events for 2004 and 2005.

ARADIGM-IR Moderator: Dr. Bryan Lawlis 10-21-04/3:30 PM CT Confirmation # 1432262 Page 5

Bryan Lawlis:	Thanks, Tom. This has been an exciting few weeks for Aradigm. As two events now allow us to take steps towards enhancing the way we do business going forward.

First, during the quarter, Aradigm announced a restructuring of its license agreement with Novo Nordisk on our most advanced products, AERx Insulin.

As we have discussed the specific details of this transaction in our last conference call, today I will only touch on some of the highlights and how we believe they create value both for the company and for our share holders.

This transaction restructures the current commercial license between the two companies that was first established in 1998. As outlined in the new agreement, the responsibility for future manufacturing and development shifts from Aradigm to Novo Nordisk at a time close to commercialization.

With the creation of a new subsidiary called Novo Nordisk Delivery Technologies, or NNDT, the product moves from R & D at Aradigm into operations at Novo Nordisk. And this is in recognition of moving into commercialization.

NNDT will employ approximately 130 Aradigm employees who have been involved in the AERx Insulin program and will occupy two of our current buildings. This new structure will allow for a more streamlined decision making process for Novo Nordisk, while providing Aradigm with needed financial strength and the opportunity to focus on other projects.

Financially, Aradigm will receive approximately $55 million for the fair market value of the AERx Insulin assets, including equipment and building

ARADIGM-IR Moderator: Dr. Bryan Lawlis 10-21-04/3:30 PM CT Confirmation # 1432262 Page 6

leases. These funds will allow us to operate for more than 30 months at current burn rates.

This cash is non-diluted and allows Aradigm immediate access to funds now versus the reliance for future milestones in royalties.

We will also be free of a significant future investment estimated after or near the $100 million that would have been needed by Aradigm to take AERx’s Insulin all the way to commercial development.

In terms of royalties, we have maintained a long term royalty interest of an average of at least 6%. This is a very favorable percentage when concerning the reduced obligations that Aradigm now has in the program.

Strategically, Aradigm is now free from allocating resources and funds towards AERx Insulin manufacturing and now can focus on our strengths, namely development. It allows us to move our AERx and Intraject programs a head with dedicated resources while using an established contract manufacturing organizational structure.

We lose no capabilities. As part of the transaction, we retain the ability to manufacture supplies for early clinical trials. Novo Nordisk will also act as a CMO to Aradigm and will work with us in manufacturing AERx devices and dosage for us for Aradigm to use in other programs.

This is a similar system to one that we have successfully implemented with our Intraject program using third party best in class suppliers.

ARADIGM-IR Moderator: Dr. Bryan Lawlis 10-21-04/3:30 PM CT Confirmation # 1432262 Page 7

There are also specific benefits to the AERx Insulin program. Consolidating the decision making and budgetary authority will streamline and potentially accelerate the path to market for AERx Insulin.

We believe that this agreement reflects Novo Nordisk increasingly strong commitment to the AERx plan form and launching AERx Insulin to the diabetes marketplace. As part of the agreement, there are diligence requirements in place that necessitate Novo Nordisk progressing AERx Insulin in a timely manner to market.

It should also be noted that even with the proposed shift of responsibilities, Aradigm maintains ownership of all AERx intellectual properties.

Just to summarize what this agreement means. First, it provides Aradigm with approximately $55 million cash in a non-diluted financing. Second, a 6% on average royalty is retained on future AERx Insulin revenues. Third, it eliminates financial risk and avoids more than $100 million in future investments over the next five years. Fourth, Aradigm maintains ownership of all AERx intellectual properties. And last, there are performance guarantees in place that require Novo Nordisk diligence in progressing AERx Insulin to market.

We are pleased with the terms of this transaction. What it means for Aradigm, the AERx Insulin program, and the foundation it creates for future value to the company.

Because of the magnitude of the agreement for Aradigm, we will be seeking share holder approval of the transaction at a special meeting to be held in the coming weeks.

ARADIGM-IR Moderator: Dr. Bryan Lawlis 10-21-04/3:30 PM CT Confirmation # 1432262 Page 8

In addition to a press release on this announcement, we conducted a conference call on September 29. This call provided details of the history of and the rational for the transaction as well as where we see the company going. If you’ve not done so already, I invite you to listen to a replay of the call through our website.

With our AERx platform, we continue to evaluate opportunities and/or have early stage programs within the areas of oncology, cardiology, neurology, pulmonology, and immunology, through development stage or marketed drugs coming off patent, could be enhanced with an optimal delivery system.

Currently, we have four active partner funded feasibility programs that are examining both topical and systemic applications aimed at areas of high unmet medical needs. As you’re aware, with the nature of early stage work, not all these programs would advance into later stage, but we remain excited about the potential of future AERx commercial partnerships.

We remain committed to the further development of the AERx platform of both partner and internal programs, and look forward to updating you on our progress.

In the first quarter of 2004, as we outlined to you our development program for Intraject, we indicated that we would be conducting the final development trial by the end of the year. Last week, I’m pleased to announce, we delivered on this significant milestone that moves our innovative needle free system into the hands of partners.

Designed to study the delivery performance of the selected final configuration, the trial had three major outcomes.

ARADIGM-IR Moderator: Dr. Bryan Lawlis 10-21-04/3:30 PM CT Confirmation # 1432262 Page 9

First, results from the trial of 194 healthy subjects, who were administered in total 1152 injections of saline, showed that the system met its primary in points. These in points were focused on performance.

Second, the system exhibited an excellent reliability profile with no incidences of glass breakage or malfunctions. And, third, following treatment, each patient in the trial was asked to respond to the following questions. Based on injections I have received in this study, I would prefer using the Intraject device to standard needle and syringe.

Results showed that approximately 75% responded that they would agree or strongly agree to this statement. Thus indicating their preference for the Intraject system. These preference results were consistent with results from earlier studies.

With these results, we have completed the final stage of technical development and have addressed all the issues that arose prior to Intraject’s acquisition. We are now entering into intense phase with business development activities and are confident that we can demonstrate the potential partners the benefits of the Intraject platform.

We will be talking to former (Westin) partners as well as new partners, many of whom have approached us with product opportunities over the last several months. I look forward to updating you on our development and partnering initiatives.

For the remainder of the year, as well as into 2005, I would like to outline for you some key company milestones to look for.

ARADIGM-IR Moderator: Dr. Bryan Lawlis 10-21-04/3:30 PM CT Confirmation # 1432262 Page 10

In 2004, on the AERx side of the business, we anticipate announcing the closing of the restructuring deal with Novo Nordisk, as well as additional early stage collaborative activities.

With Intraject, we will also be disclosing details on our internal program and candidate as mentioned before.

In 2005, Novo Nordisk has said that they will initiate additional phase 3 clinical trials of the AERx Insulin. And with regards to Intraject, we anticipate the manufacturer’s of registration batches in initiation of pivotal bio equivalent trials for our lead program. In addition, with one or both platforms, we hope to announce commercial partnership agreements.

Upon closing of the transition transaction with Novo Nordisk, Aradigm will be in a strong financial and strategic position with a clear view of near term commercial opportunities. We will have two innovative platforms aimed at multiple target opportunities in key therapeutic areas, and sufficient funds to execute on our own internal programs which we will partner in late stage.

I hope that you share our excitement. This completes our quarterly review of results for the third quarter of 2004. Operator, please open the call for questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question please press star then the number one on your telephone keypad. Please be reminded that you will be allowed to ask one question after which you will be returned to the queue with the opportunity to ask a follow up question. We’ll pause for just a moment to compile the Q & A roster.

Your first question comes from Matthew Kaplan with Punk Ziegel.

ARADIGM-IR Moderator: Dr. Bryan Lawlis 10-21-04/3:30 PM CT Confirmation # 1432262 Page 11

Matthew Kaplan:	Hi, guys. Thanks for going through, Bryan, thanks for going through the agreement with Novo Nordisk, the new agreement.

With respect to AERx, can you talk about beyond insulin. Give us, you mentioned some internal programs and that you could announce some additional details with respect to these programs. What can you say now about the internal programs that you have ongoing with AERx? And then also talk a little bit more about the pilot programs, as much as you can.

Bryan Lawlis:	Sure, man. We have a number of opportunities that we’ve been evaluating. And we will be selecting a candidate that we feel has a high potential for partnering at the appropriate time later on in development. And, we will be making a selection on one of those here in the coming months and we’ll be sharing that information with investors when we do do that.

And, what was the second half of the...

Matthew Kaplan:	And then in terms of the partner programs, you were saying that there is some...

Bryan Lawlis:	Yes.

Matthew Kaplan:	...that were, you know, beyond the insulin, the partner capabilities studies. Can you give us the four that you have ongoing?

Bryan Lawlis:	Yes.

Matthew Kaplan:	Give us a range of what they’re doing?

ARADIGM-IR Moderator: Dr. Bryan Lawlis 10-21-04/3:30 PM CT Confirmation # 1432262 Page 12

Bryan Lawlis:	Yes. We have both topical and systemic delivery applications that we’re looking at. As you know, Matt, our position on announcing feasibility or early stage programs is that we don’t discuss those. And in some cases, it’s, well, some cases the partners don’t want us to discuss those.

But also, you know, we don’t feel that it’s a good thing, because the success rate is not a 100%. And, it may create unnecessary expectations.

Matthew Kaplan:	I guess, I guess...

Bryan Lawlis:	These are, these are all, I’m sorry man.

Matthew Kaplan:	Go ahead.

Bryan Lawlis:	Go ahead.

Matthew Kaplan:	I guess the question goes to when do you think that these could, the status of those programs in terms of feasibility. When do you think they could be at the point where they could transition into something that becomes a full commercial partnership and, you know, perhaps from a feasibility point to where it’s something you could talk about?

Is that, is that, you know, within two years, within one year, is that...

Bryan Lawlis:	I guess what I would say about that, Matt, that that’s not a short term. There’s an issue of completion of the programs as well as the negotiations which do take some time to finalize in order to announce some sort of a commercial relationship. So, I wouldn’t say it’s in the next few months. Could be next year sometime.

ARADIGM-IR Moderator: Dr. Bryan Lawlis 10-21-04/3:30 PM CT Confirmation # 1432262 Page 13

Matthew Kaplan:	Thank you. I’ll jump back into the queue.

Bryan Lawlis:	Thank you Matt.

Operator:	Your next question comes from Chris Tanaka with Itros Capital.

Chris Tanaka:	Good afternoon, thanks for taking my call. My question is on the new deal with Novo Nordisk. I’m wondering whether your partnership with Novo Nordisk excludes Novo from signing additional partnerships for insulin or for pulmonary insulin products? And whether the renegotiation of the arrangement affected that exclusivity at all?

Bryan Lawlis:	Well, we still do have a very clear commitment from Novo Nordisk for continuing with the AERx platform in treating the insulin. They do have the opportunity and they have always had the opportunity of exploring alternative technologies. But, that is fairly far out.

Chris Tanaka:	And then what about on milestones. Did this, I noticed that you mentioned that it changed your royalty structure. But does this affect your milestones at all?

Bryan Lawlis:	Yes, it does. This does eliminate other milestones which we would have had, however, these are milestones that are not near term. They were milestones which were associated with very late issues, either market penetration issues, or filing approval. So, these were not milestones that are any time in the near term.

Chris Tanaka:	Okay, thank you very much.

ARADIGM-IR Moderator: Dr. Bryan Lawlis 10-21-04/3:30 PM CT Confirmation # 1432262 Page 14

Operator:	Once again ladies and gentlemen, to ask a question, please press star then the number one on your telephone keypad.

We’ll pause to compile the Q & A roster.

Your next question comes from (Hussan Decarmey) with (Serazon Medical Research).

(Hussan Decarmey):	Yes, good afternoon. Thanks for taking the call. If you could look out eighteen months and perhaps provide your vision of where you think Intraject will be in eighteen months from now?

Bryan Lawlis:	Sure, (Hussan). What we have planned for Intraject is that next year we will be doing manufacturing of the pivotal study materials in the middle of the year. Around the end of the year, we should initiate those studies which are very short term studies. And, we anticipate launching that product in mid 2007. That’s the current projected time line for approval of that product.

(Hussan Decarmey):	Thank you.

Bryan Lawlis:	You’re welcome.

Operator:	Next we have a follow-up question from Matthew Kaplan from Punk Ziegel & Company.

Matthew Kaplan:	My question’s been asked with respect to Intraject. Thank you.

Operator:	The next question is also a follow-up from Chris Tanaka with Itros Capital.

ARADIGM-IR Moderator: Dr. Bryan Lawlis 10-21-04/3:30 PM CT Confirmation # 1432262 Page 15

Chris Tanaka:	Oh, thanks for taking the follow-up. I understand you said a minute ago that Novo Nordisk has the opportunity to explore alternative technologies for pulmonary insulin products. And I wasn’t exactly clear whether that was true before you renegotiated this arrangement in September? Or if this had any impact on that?

Bryan Lawlis:	Well, thanks for asking the question so I can have a chance to clarify that, Chris. They’ve always had, obviously, the ability to explore other technologies. However, not to take them into the clinic. And, there are still significant restrictions as to what they can do and they are significant.

But more importantly, there are significant diligence requirements on bringing the AERx Insulin to market. The issue is that if they do not diligently move AERx Insulin to market, then we get the product back. And we can, we can develop it elsewhere.

Chris Tanaka:	How much, how much notice would they have to give you if that were the case?

Bryan Lawlis:	I think that’s probably going into a little bit more detail than we probably should in this kind of a call. We will be...

Chris Tanaka:	Understood.

Bryan Lawlis:	...making public the relevant parts of the agreement as part of our proxy statement. And so it may be clarified much more easily in that. And so if they have any questions once that comes out, we can, we can probably talk about it.

Chris Tanaka:	Okay. And when will that be available?

ARADIGM-IR Moderator: Dr. Bryan Lawlis 10-21-04/3:30 PM CT Confirmation # 1432262 Page 16

Bryan Lawlis:	We’ll be mailing out the proxy to the share holders within the couple of weeks.

Chris Tanaka:	Okay. Thank you very much.

Operator:	Once again ladies and gentlemen, to ask a question please press star then the number one on your telephone keypad.

We will pause again to compile the Q & A roster.

At this time there are no further questions. Please proceed with your presentation or any closing remarks.

Bryan Lawlis:	Thank you operator. I wanted to thank all of you for participating in this call. And I look forward to continuing to update you on our progress.

Operator:	Thank you for your participation in today’s conference call. You may disconnect at this time.

END